Exhibit 99.1

PLATO Learning Announces Two New Board Appointments

MINNEAPOLIS--(BUSINESS WIRE)--February 5, 2009--PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult e-learning solutions, announced today that Steven R. Becker and Matthew A. Drapkin have been appointed as independent members of the Board of Directors of the Company, effective March 18, 2009. Mr. Becker will be a member of Class I of the Board and will be nominated for re-election to a three year term at the Company’s upcoming 2009 annual meeting. Mr. Drapkin will be a member of Class II of the Board which has a current term running until the Company’s 2010 annual meeting. With the addition of Messrs. Becker and Drapkin, the Company’s Board will be expanded from seven to nine directors, seven of whom will be independent.

In connection with their appointment to the Company’s Board of Directors, Mr. Becker and Mr. Drapkin have entered into an agreement with the Company whereby each of them, as well as Greenway Capital and it affiliates, have agreed to vote their shares in favor of all of the Board’s director nominees at the 2009 annual meeting and abide by certain standstill provisions during their time of service on the Board.

Mr. Becker has served as managing partner and founder of Greenway Capital, a Dallas-based small cap investment fund, since September 2004. Greenway focuses primarily on investing in small public companies with a concentration in technology and healthcare businesses. Greenway Capital and has been a long-time investor in the Company and currently owns approximately 15.2% of the outstanding shares of the Company. Mr. Becker also serves on the board of Strategic Diagnostics, Inc.

Mr. Drapkin has served as head of research, special situations, and private equity at New-York based ENSO Capital since March 2008. Prior to his work at ENSO Capital, Mr. Drapkin spent five years at MacAndrews & Forbes, a holding company with interests in a diversified portfolio of public and private companies, where he most recently served as the Senior Vice President, Corporate Development.

Dave Smith, Chairman of the Board, said, “We look forward to the contributions Steve and Matt can make to the Board. Steve brings to the Board the perspective of a major shareholder, and his financial and investment management experience with small public companies will be valuable as we continue to build our software-as-a-service business. Matt brings to the Board a background of working with a diverse range of businesses, including experience in the education market.”

About PLATO Learning

PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ market. PLATO Learning’s online educational software is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has sales representatives located throughout the U.S., as well as international distributors in Canada, the United Kingdom and South Africa. For more information, please visit http://www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.

PLATO®, Straight Curve® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc.

CONTACT:
PLATO Learning, Inc.
Rob Rueckl, 952-832-1000
Vice President and Chief Financial Officer